Exhibit 99.2

FISCAL 2021 SECOND QUARTER CONFERENCE CALL TRANSCRIPT

February 2, 2021 / 08:00 AM EST

On February 2, 2021, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2021 second quarter, ended December 31, 2020. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Angeline C. McCabe Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – CEO and Director

Michael J. Alkire Premier, Inc. – President and Incoming CEO

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Lisa C. Gill – JP Morgan Securities LLC – Analyst

Richard Close Canaccord Genuity LLC – Analyst

Jonathan Yong Barclays Capital, Inc. – Analyst

Jermaine Brown Crédit Suisse Securities (USA) LLC – Analyst

Donald Hooker KeyBanc Capital Markets, Inc. – Analyst

Adam Noble UBS Securities LLC – Analyst

Jared Haase William Blair & Co. LLC – Analyst

John W. Ranson Raymond James & Associates, Inc. – Analyst

Iris Long Berenberg Capital Markets LLC

Jessica E. Tassan Piper Sandler & Co. – Analyst

Stephanie Davis Demko SVB Leerink LLC – Analyst

Sandy Draper Truist Securities, Inc. – Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Premier, Inc. Fiscal 2021 Second Quarter Results Conference Call. At this time, all participants are in a listen-only mode. After the speakers’ presentation, there will be a question-and-answer session. [Operator Instructions]

I would now like to hand the conference over to your speaker today, Angie McCabe, Vice President of Investor Relations. Thank you. Please go ahead, madam.

PREMIER, INC.

Fiscal 2021 Second Quarter Conference Call Transcript

Angeline C. McCabe

Vice President, Investor Relations, Premier, Inc.

Thank you, Cindy. Welcome to Premier, Inc.’s fiscal 2021 second quarter conference call. Our speakers this morning are Susan DeVore, Premier’s Chief Executive Officer; Mike Alkire, President and incoming CEO; and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC including our Form 10-Q for the fiscal second quarter, which we expect to file soon. We encourage you to review these detailed Safe Harbor and Risk Factor disclosures.

Please also note that financial results presented today reflect continuing operations following the completion of our sale and exit of the Specialty Pharmacy business on June 7, 2019. Also, where appropriate, we will refer to adjusted or other non-GAAP financial measures such as free cash flow to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the Appendix of the supplemental slides accompanying this presentation and in our earnings Form 8-K which we expect to furnish to the SEC soon.

I will now turn the call over to Susan DeVore.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Thanks, Angie. Good morning, everyone, and thank you for joining us today. As you may have seen, earlier this morning we announced my planned retirement and Mike Alkire’s appointment as Premier’s next Chief Executive Officer. We also announced our fiscal 2021 second quarter results and are establishing our full-year fiscal 2021 financial guidance.

After a nearly 18-year career at Premier, including more than 12 years as CEO, I’m retiring effective June 30, 2021, and transitioning the CEO role to Mike on May 1. Following my retirement from the company, I’ll continue as an advisor to Premier for two years.

Together with our employees, we have built a successful mission-driven healthcare company that is focused on delivering innovative solutions to our members and other customers that help them deliver better care, improved outcomes, and lower costs. Premier has a strong foundation and the company is well positioned to further advance its strategic objectives.

So, after much reflection and careful consideration, I believe that now is the right time for me to retire and the company to transition to its next generation of leadership. Succession planning is a key responsibility of the Premier board of directors. It’s something they take seriously and have been working on for quite some time. The

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Fiscal 2021 Second Quarter Conference Call Transcript

board and I believe Mike is the ideal leader to oversee Premier’s ongoing strategic evolution. He’s a seasoned executive with three decades of operational, technology and business development experience. Over his nearly 17 years with Premier, Mike has been instrumental in developing, building and executing our strategy. And he has played a key role in driving the company’s growth and success.

It’s been an honor and privilege to be a member of the Premier family. I am so proud of all that we’ve accomplished. And I thank Premier’s employees for their dedication, passion, and focus on serving our member organizations and other customers to improve the health of our communities while positioning Premier for continued success.

I also want to thank our board of directors for their confidence in me over the years, for their commitment to cultivating outstanding talent at Premier, and for their focus on ensuring a seamless leadership transition. Finally, my thanks go out to everyone in the investment community for your support and your thoughtful perspectives.

With that, I’ll now turn to a discussion of our second quarter results and our fiscal 2021 guidance. We’re pleased with our second quarter results which reflect solid execution and the differentiated value that we deliver to our members. We produced strong results despite the ongoing challenges caused by the COVID-19 pandemic. Compared with the second quarter of fiscal 2020, we achieved 32% growth in consolidated net revenue, 41% growth in our Supply Chain Services segment net revenue, and 8% growth in our Performance Services segment net revenue. As we expected, adjusted EBITDA and adjusted earnings per share declined year-over-year, primarily due to the amended and extended GPO agreements that were executed in August 2020. In addition, the ongoing COVID-19 pandemic continues to affect our year-over-year profitability. Craig will discuss our financial results in more detail in his remarks.

This morning, we also announced that we are establishing our fiscal 2021 guidance. While we are still in the midst of the pandemic, we are at a point where we believe we have more visibility on the remainder of this fiscal year and are now in a position to provide guidance ranges for our key metrics. Craig will provide additional detail during his remarks, but we currently expect consolidated net revenue to be in the range of $1.608 billion to $1.653 billion, adjusted EBITDA to be in the range of $445 million to $465 million, and adjusted EPS to be in the range of $2.26 to $2.39.

With regard to the pandemic’s impact on our business, we will, of course, continue to monitor healthcare utilization, resurgence and spread of the virus and its variants by geography, vaccine distribution, consumer behavior and the status of reopening, or as the case may be, ongoing or renewed closures of businesses and other organizations across the country. We continue to support our members as they navigate this challenging environment and are advancing our efforts to create a more resilient healthcare supply chain.

I’d also like to take just a few minutes to provide our views of the changes in Washington, D.C. From a macro perspective, we’re encouraged by some of the recent commentary from the new Biden administration and generally have the following expectations. First, the administration’s number one priority is moving ahead with the largest mass vaccination program in US history, and improving our rapid testing capabilities and therapeutic treatments for COVID-19 in order to build herd immunity and allow us to safely reopen and rebuild the economy. We believe this backdrop will permeate all decisions this year.

Second, given the Democrats’ extremely narrow margins of control of government and the need to unite the nation by avoiding extreme polarization, we believe that many of the sweeping changes proposed during the campaign may not be achievable. This includes proposals like Medicare for All, a public option and direct drug pricing negotiations, among others. In this regard, key healthcare themes and trends will more likely stay the same rather than change. Moreover, we believe this more stabilized policy environment will create an opportunity for continued innovation and investment in healthcare overall.

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Fiscal 2021 Second Quarter Conference Call Transcript

Third, we do believe there will be important incremental changes. For one, we believe the COVID-19 pandemic has highlighted areas where the policy directions underway over the last decade will be accelerated. For example, telemedicine is working well during the pandemic when leveraged by all providers. So, it’s likely that it will not only remain but will expand and be a competitive differentiator for health systems.

Second, providers in value-based care arrangements have clearly outperformed during the pandemic. And this will further the movement to new payment models and risks. Third, given the prevailing discussion about reforming the healthcare supply chain, which we see as overly reliant still on foreign nations, we believe there will be a greater focus on domestic manufacturing in gaining upstream and downstream visibility into the supply chain.

Lastly, we’ll also likely see investments made in health information technology infrastructure in part so as to better harness that technology to overcome future pandemics. This includes a focus on accelerating interoperability, providing access to all data and creating applications that utilize EMR and claims data. We believe Premier is extremely well positioned to succeed under these major policy trends that we see emerging and being the focus in Washington.

I’ll now turn the call over to our President and incoming CEO, Mike Alkire.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you, Susan, and good morning, everyone. I’m truly humbled and excited to take on the CEO role at Premier. I sincerely thank Susan for her leadership, guidance and contributions to Premier. In the coming months, Susan and I will work closely to ensure a smooth transition. Over the years, we have forged strong relationships with our members. And I will work diligently to continue strengthening them and to build new relationships as we grow, to help drive member alignment with our long-term strategy as I move into the CEO role. I will be leading the company in its execution of our strategic priorities to drive long-term sustainable growth and deliver value to our stakeholders.

As we have communicated previously, beginning in fiscal 2022 and adjusted for the impact of the COVID-19 pandemic on our business, we expect to target multi-year compound annual growth rate in the mid to high single digits for consolidated net revenue, adjusted EBITDA and adjusted earnings per share.

We are focused on successfully executing our strategy while, at the same time, helping our members as they navigate the challenges of the COVID-19 pandemic. In addition to sourcing critically needed supplies, we are working closely with our members and suppliers to help ensure our members have the access to the supplies, staffing and insights they need to carry out the mass vaccination campaign currently underway. We are uniquely positioned as a trusted partner in connecting the healthcare community, and we believe the role we are playing is critical to helping our country return to normal and repairing the economy.

I’ll now discuss our business performance in the second quarter. Over the past several years, we have built a strong foundation that uniquely positions us to advance our business. In our Performance Services business, we are focused on further penetrating the provider market with our technology and consulting services, and leveraging our unique capabilities to expand into adjacent markets, including the payor, life sciences and employer markets.

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Fiscal 2021 Second Quarter Conference Call Transcript

We believe there is a real need and opportunity for artificial intelligence-driven technology, data and insights with wrap- around implementation services to improve quality and reduce total costs. We are expanding our capabilities to more fully address and coordinate care improvement and standardization in these markets.

One example of this is our expansion into the life sciences markets. Through our differentiated offering, we connect our network of healthcare providers with life sciences companies. With our innovative clinical decision support technology that uses machine learning and artificial intelligence, we help automate the complex process of identifying the appropriate participants to include in clinical studies. We have a strong pipeline with an anticipated full-year fiscal 2021 bookings growth rate in the mid-teens for this business. In fact, we recently engaged with FSD Pharma to use our technology to demonstrate the drug efficacy and limiting COVID-19 disease progression.

In addition, we are further expanding Contigo Health, our direct-to-employer platform, through expansion of the Centers of Excellence programs to include additional providers, prior authorization capabilities, and high-value network growth and wrap-around network expansion. We continue to see strong interest from our healthcare provider members and large national employers, which demonstrates the differentiated value of this offering.

In fact, during the first half of fiscal 2021, we closed a number of new engagements representing a 25% increase in managed lives. We also continue to develop our technology-enabled prior authorization solution with the potential to connect to our Contigo offering as a further differentiator and value enhancer.

In our Supply Chain Services segment, our long-term goal is to continue expanding the amount of member spend we capture, thereby solidifying our position as a leading provider of healthcare supply chain technology and services that will enable us to manage, alongside our member health systems, total supply chain outcomes. We made progress advancing our efforts in the second quarter through the following actions.

First, in an effort to capture more of our member spend, particularly in the largely untapped area of purchased services, we recently announced that, through Conductiv, our comprehensive purchased services offering, we are partnering with our long-term member, Yankee Alliance, to build a customized GPO portfolio to further address its members’ combined purchased services spend of around $800 million. This partnership will leverage national, regional and local contracts using Conductiv’s analytics capabilities to drive incremental savings for Yankee’s members. We are excited about the work we are doing with Yankee Alliance and look forward to exploring additional opportunities to partner with our members to address their purchased services spend.

Second, we are advancing our strategy to create more resiliency in the healthcare supply chain. Recently, we announced that we, along with 34 of our member health systems, are partnering with DeRoyal Industries, a global medical supplies manufacturer through a new joint venture dedicated to the domestic production of isolation gowns.

Similar to the DeRoyal and previously announced Prestige Ameritech partnership, through minimal capital investment, we are actively pursuing other targeted opportunities and critical supply chain categories to diversify the supply chain. We believe this exemplifies and strengthens the deep and long-term relationships we have with our member healthcare providers.

Third, we continue to focus on our strategy to technology-enable all aspects of the healthcare supply chain through our e-commerce front-end platform, Stockd, and our planned technology expansion into e-invoicing and payables to provide an automated, seamless and paperless procurement, invoice and payment experience.

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Fiscal 2021 Second Quarter Conference Call Transcript

Our employees are our most valuable assets and we recognize that employee engagement is one of the most important factors that drive our success. During this unprecedented and challenging period brought on by the pandemic, employee engagement has never been more critical. In our most recent employee engagement survey, results showed that engagement remains strong. In fact, there were meaningful increases across all major drivers of engagement over the past year.

In addition, our leadership team received high marks, outperforming global benchmarks for our response to the pandemic and the support of our teams in transitioning to fully remote work. We also outperformed global benchmarks as they relate to diversity, inclusion and belonging in the workplace. Reinforcing Premier’s commitment to diversity and inclusion, we recently hired a Chief Diversity and Inclusion Officer, Joe Machicote, who is a member of the executive team. Joe is working closely with our leadership team to evolve our programs and practices and enhance our employee experience.

I am committed to enhancing our world-class workforce, so that we can continue to carry out our mission to improve the health of our communities and further position Premier for success. Looking ahead, there is tremendous opportunity for Premier. As the incoming CEO, I am absolutely thrilled to lead our incredibly talented employees in advancing our strategies to achieve our long-term goals.

Alongside our Premier team, I look forward to continuing to work closely with our members and our customers to deliver meaningful solutions that result in more cost effective, quality healthcare. And I also look forward to continuing to engage with you, the financial community, to hear your perspective and look forward to continue sharing the progress we’re making on achieving our goals.

I will now turn the call over to Craig McKasson, our Chief Administrative and Financial Officer.

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Thanks, Mike. I’d like to take a brief moment to congratulate Susan on her retirement and Mike on his appointment as the next CEO of Premier. Susan has been an incredible leader and an exceptional mentor, and I have thoroughly enjoyed working with her. I look forward to continuing to work closely with Mike who I have partnered with for over 17 years, as he takes the helm at Premier and as we remain focused on executing our strategy and delivering long-term shareholder value.

I’ll now turn to a brief discussion of our fiscal 2021 second quarter results and close my remarks by providing details around our financial guidance and outlook for the remainder of fiscal 2021. For the second quarter of 2021, consolidated net revenue of $422.8 million increased 32% from a year ago, Supply Chain Services segment revenue of $329.1 million increased 41% compared with the prior-year quarter, and Performance Services segment revenue of $93.7 million increased 8% compared with the prior-year quarter.

In Supply Chain Services, net administrative fees revenue decreased compared with prior year, primarily due to three factors. First, as we expected, our amended and extended GPO agreements, which were effective July 1, 2020, reduced net administrative fees revenue by approximately $25 million in the second quarter compared with the prior-year quarter.

Second, a $5-million impact resulting from the GAAP-required, non-cash amortization of prepaid contract administrative fees as a result of our prior-year asset acquisition of Acurity and Nexera in February 2020.

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Fiscal 2021 Second Quarter Conference Call Transcript

And third, an estimated decline of approximately $3 million related to a decrease in member purchasing volume in certain categories as a result of the COVID-19 pandemic which continues to negatively impact overall healthcare utilization, including elective procedures as well as the ongoing decline in spending in non-healthcare related areas.

These impacts were partially offset by the ramp-up from the addition of new members and further penetration of existing members. Products revenue increased 210% from the prior-year second quarter, driven by $120 million in incremental revenue related to our ongoing efforts to secure PPE and other critically-needed, high-demand supplies for our members as a result of the COVID-19 pandemic.

For the first half of fiscal 2021, the impact of the pandemic on our GPO net administrative fees revenue due to lower contracted spend was an approximately negative $19 million, while our direct sourcing products revenue was positively impacted by approximately $180 million.

In the Performance Services segment, revenue growth was primarily driven by new technology and consulting agreements, including enterprise license agreements and approximately $5 million in incremental revenue from our acquisition of Health Design Plus in May 2020. Similar to the fiscal first quarter, while there was some impact of the pandemic on our Performance Services business, it was generally not material to overall results during the recent quarter.

With respect to profitability, net income was $44.9 million for the quarter. Consolidated adjusted EBITDA of $124.8 million in the second quarter decreased 16%, as expected from the prior-year quarter as a result of Supply Chain Services adjusted EBITDA of $118.9 million which decreased 20% quarter-over-quarter, primarily as a result of the same factors that affected net administrative fees revenue. And this was partially offset by Performance Services segment adjusted EBITDA of $36.6 million which increased 22% from the prior-year quarter, mainly due to revenue growth as well as a decline in SG&A expenses primarily related to decreased travel and meeting expenses as a result of the COVID-19 pandemic, as well as efficiencies in third-party cost of sales. Adjusted net income of $79.4 million decreased 13% from a year ago and adjusted earnings per share decreased 12% to $0.65.

From a liquidity and balance sheet perspective, cash flow from operations for the six months ended December 31, 2020 was $116.2 million compared with $217 million for the prior year. The decrease was primarily driven by expected lower net administrative fees revenue as a result of the amended GPO agreements, the impact of the COVID-19 pandemic on healthcare and non-healthcare purchasing, and the timing of cash collections related to approximately $169 million in purchases during the period associated with the demand for PPE to address increased needs as a result of the pandemic.

Free cash flow for the six-month period was $37.1 million, compared with $127.9 million for the same period a year ago. The decrease was primarily due to the same factors that impacted net cash provided by operating activities as well as an increase in Tax Receivable Agreement payments made as a result of the acceleration of payments to former limited partners of Premier LP as part of the company’s restructure.

On January 21, 2021, Premier’s board of directors declared a quarterly cash dividend of $0.19 per share payable on March 15, 2021 to stockholders of record as of May 1 – March 1, excuse me. Cash and cash equivalents totaled $109 million at December 31, 2020, compared with $99.3 million at June 30. Our five-year $1 billion revolving credit facility had an outstanding balance of $100 million as of December 31.

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Fiscal 2021 Second Quarter Conference Call Transcript

Now, let’s turn to our financial guidance for fiscal 2021. As Susan highlighted earlier, with our increased visibility on the remainder of this fiscal year, we are introducing fiscal 2021 full-year guidance which is based on our year- to-date performance through December 31, 2020 and our current expectations for the remainder of this fiscal year. Our guidance incorporates certain key assumptions related to our business. And consistent with prior years, it does not incorporate the effect of any future significant acquisitions that we may undertake.

In terms of specific metrics, we currently expect the following. Supply Chain Services segment revenue of $1.242 billion to $1.272 billion primarily comprised of GPO net administrative fees revenue of $560 million to $580 million and direct sourcing products revenue of $650 million to $690 million. Performance Services segment revenue of $366 million to $381 million. Together, these produce an expected consolidated net revenue of $1.608 billion to $1.653 billion. We expect adjusted EBITDA to be in the range of $445 million to $465 million, and adjusted earnings per share in the range of $2.26 to $2.39.

Our fiscal 2021 guidance is also based on the following assumptions. We continue to expect that our GPO net administrative fees revenue will continue to be pressured by lower overall healthcare utilization, the potential deferral of certain elective procedures, and the ongoing reduction in purchasing in non-healthcare related areas as a result of the ongoing COVID-19 pandemic.

We currently expect direct sourcing products revenue to increase sequentially by an incremental $20 million to $30 million in the third quarter from the second quarter of fiscal 2021 with an anticipated step-down below second quarter performance in fiscal fourth quarter 2021. As we’ve communicated previously, due to the timing of enterprise analytics license agreements in our Performance Services segment, there may be periodic variability in the recognition of the revenue and profitability associated with these engagements during any given fiscal year.

Capital expenditures, which consists primarily of capitalized internally developed software and other purchased capital, is expected to be approximately $105 million to $110 million for the year. And we expect adjusted net income will reflect an effective tax rate of 24%. As Mike indicated, our longer-term growth objective remains unchanged. Beginning in fiscal 2022 and adjusted for the impact of the COVID-19 pandemic on our business, we expect to target multi-year compound annual growth rates in the mid to high single digits for consolidated net revenue, adjusted EBITDA and adjusted earnings per share.

Thank you for your time today. I’ll now turn the call back over to Susan.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Thanks, Craig. We’ll now open the call up for questions. We appreciate everyone’s participation in our call today. And because we are all in different locations, please address your questions to either Mike, Craig or me, and we’ll answer them accordingly. Operator, you may open the call for questions.

QUESTIONS AND ANSWERS

Operator

[Operator Instructions] Your first question comes from Lisa Gill with JPMorgan Securities.

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Fiscal 2021 Second Quarter Conference Call Transcript

Lisa C. Gill

Analyst, JPMorgan Securities LLC

Thanks very much and good morning. Susan, first off, let me congratulate you on your retirement. It’s been great working with you and I wish you well. And Mike, congratulations on your new role. You all always have such great insights as to what’s happening with any administration. We clearly have a new administration. And just looking at your slide 5 that you put out around the current macro political environment, one of the things you talked about is telemedicine. And obviously, the pandemic has really changed telemedicine. But I’m just – I’d love to hear more about how you think Premier will play a role in telemedicine. Do you think that there’s something you need to acquire? How do we think about platforms for telemedicine? So, any of your incremental thoughts, either Susan or Mike, that you can give us around the future of telemedicine would be great.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Yes. So, I’ll start and then turn to you. Mike. I think from a telemedicine perspective, we don’t have telemedicine offerings as you know. But I think to the extent that our health systems have built systems of care that include inpatient ER, ambulatory, telemedicine, all kinds of methods to keep consumers connected to the health system, we see it as good for the overall utilization, if you will, of healthcare systems.

Our healthcare systems, their inpatient utilization is back to almost pre-COVID levels. Still having challenges in ER and in the non-healthcare utilization. We don’t really see ourselves getting into telemedicine directly, but just as it affects the overall healthcare environment. Mike, I don’t know what you might add to that.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Yeah. So, Lisa, it’s a great question. And if you think about our clinical decision support offering where we are leveraging all of our data and analytics and embedding those into the workflow, all those insights into the workflow, the concept we think that will offer an opportunity is for us to embed those insights as the clinicians are providing those telemedicine visits to ensure a standardized way of providing care. So, we’re really excited about continuing the evolution of our clinical decision support as it relates to the telemedicine.

Lisa C. Gill

Analyst, JPMorgan Securities LLC

And Mike, am I also correct in thinking that we’re going to need that clinical aspect as we think about reimbursement? I mean, I think today a lot of the rules have been relaxed because of COVID. But if we think about a doctor saying that they spent 30 minutes with the patient being able to go back and have that actual clinical profile to show they spent 30 minutes instead of 7 or 8 minutes with that patient to get paid, is that another way to think about this?

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

That’s a interesting way to think about it. It’s a little too early for us to tell how that whole reimbursement will sort of play out. But if you think about – even as we’re building out prior authorization and authorizing additional services, I do think as it relates to payments, Lisa, I do think the more that we can embed at the point of care in terms of what’s being authorized from a disease standpoint, I think, the better. So, again, I think it’s another opportunity for our clinical decision support tool.

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Fiscal 2021 Second Quarter Conference Call Transcript

Lisa C. Gill

Analyst, JPMorgan Securities LLC

Okay. Great. Thanks so much.

Operator

Your next question comes from Richard Close with Canaccord Genuity.

Richard Close

Analyst, Canaccord Genuity LLC

Susan and Mike, congratulations on the news. Enjoy your retirement, Susan. And good luck, Mike.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

Richard Close

Analyst, Canaccord Genuity LLC

And to Craig, I wanted to drill down on Performance Services a little bit. It came in a little below our estimate and the 8% growth lower than, I guess, what was achieved in the first quarter. Was there anything really to call out in the year-over-year growth numbers from 1Q and 2Q, like, maybe license sales or something?

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Yeah. Thanks, Richard, for the question. So, we were very pleased with the second quarter performance which, as you know, was consistent with Q1 of 2021 performance overall in terms of revenue. We did have, in both quarters, enterprise analytics license agreements. We also continued to have really strong growth in our clinical decision support SaaS capabilities. And we saw growth in our applied sciences and our advisory services business. Part of the change in the growth rate was the year-over-year comps because in fiscal 2020, our first quarter performance was fairly significantly lower than the second quarter of last year. So, overall, consistent performance. Yes, we did have really the same drivers of growth that we saw in the first quarter of this fiscal year and feel really good about the continued trajectory of the business overall.

Richard Close

Analyst, Canaccord Genuity LLC

Okay. And that’s helpful. And then, I guess, a follow-up question for Mike. So, on the life sciences and Contigo with respect to the metrics you provided, bookings, I believe, in the mid-teens for life sciences, and the 25% managed lives – growth in managed lives for Contigo, how does that compare to prior periods? Are you seeing an acceleration of growth? And maybe discuss the pipeline in each of those areas.

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Fiscal 2021 Second Quarter Conference Call Transcript

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Sure. Thanks, Richard. So, on Contigo, I think the key point there really is that we’re making progress, ramping up the business as we’re continuing to expand our Centers of Excellence programs with employers and we’re building out our high-value network of healthcare providers which we think will create a differentiated value to our unique offering to help connect the large employers, obviously, to the members to help drive higher quality, low-cost care. So, it’s all around that Centers of Excellence and building out that high-value network.

As it relates to life sciences, I think what we’re so excited about is, again, as we’re evolving our capabilities, and you know this, we went from providing data to really focusing on doing real-world evidence work for these pharmaceutical and medical device organizations to now where we’re not only doing a real-world evidence stuff, but we’re also focused now on patient identification. And because of our data and our technology, we’re able to identify patients based on lab values and screens and that kind of thing. So, we’re really, really excited about the prospects of our life sciences business going forward.

Richard Close

Analyst, Canaccord Genuity LLC

And the pipeline for both?

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Pipeline looks strong for both. We obviously had a really, really nice quarter in terms of driving sales in life sciences, and we’re looking forward to that to continue through Q3 and Q4.

Richard Close

Analyst, Canaccord Genuity LLC

Okay. Thank you. Congratulations again.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you, Richard.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Thank you, Richard.

Operator

Your next question comes from Steve Valiquette with Barclays.

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Fiscal 2021 Second Quarter Conference Call Transcript

Jonathan Yong

Analyst, Barclays Capital, Inc.

Hi. Thanks. It’s actually Jonathan Yong on for Steve. First, congrats, Susan, on the retirement; and Mike, on the CEO role.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Thank you.

Jonathan Yong

Analyst, Barclays Capital, Inc.

This is for Craig. Just in relation to the net admin fee guidance, 2Q came in better than we expect, that was a nice clip-up from 1Q. But the guidance seems to imply that there is a little bit of a step-down in the third and fourth quarter. I’m just curious, was there something unique that happened in 2Q for – that brought the admin fees up and then leading to a bit more step-down in the remainder of the fiscal year?

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Yeah. From our perspective, we don’t expect a step-down overall in GPO fees. So, I think what we’re continuing to be mindful of is the impact and the continued impact of the pandemic, particularly for us in the non-healthcare space at this point. I think we’ve talked about this on previous calls, but we do provide services to colleges and universities, and K-through-12 school systems, and hospitality chains and things of that nature that continue to be virtual or closed, and not in a position to procure products and services through our GPO contract portfolio.

So, that’s going to continue to weigh on the second half of the fiscal year, as we don’t see things opening back up there. And then, we’re continuing to monitor obviously the impact on overall healthcare utilization and potential deferral of elective procedures in certain pockets of the business. But as we look broadly at the GPO, we wouldn’t expect a step-down in the second half of the year.

Jonathan Yong

Analyst, Barclays Capital, Inc.

Okay. Great. And then, turning to Performance Services. The margin profile for the business came in ahead of what we were expecting and kind of ahead of the mid-30% range that you’ve talked about. How should we kind of think about this for the back half of the year? Do you still expect that for the trajectory of the business to move back towards that mid-35% zone? Or do you expect it to remain elevated? And then, kind of how are you thinking about the drivers of that flexing up or down? Thanks.

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Sure. Yeah. So, for Performance Services, as we’ve talked about historically, we do continue to think of that as a mid-30s EBITDA margin business. Obviously, the importance of the wrap-around implementation services that we provide to drive the use of the technology to make actionable improvement was higher in the first two quarters of this fiscal year as you pointed out, primarily due to the timing of enterprise analytics engagements that we’ve sold. And as I did mention in my prepared remarks, the timing of those can impact things overall. So, on a full-year basis, we would expect, based on current visibility, that we’ll likely wind up in the mid-30s and not necessarily at the 39% level that we achieved in the first two quarters.

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Fiscal 2021 Second Quarter Conference Call Transcript

Jonathan Yong

Analyst, Barclays Capital, Inc.

Great. Thanks.

Operator

The next question comes from Jailendra Singh with Credit Suisse.

Jermaine Brown

Analyst, Credit Suisse Securities (USA) LLC

Okay. This is actually Jermaine Brown filling in for Jailendra. So, first off, Susan and Mike, congrats on the retirement and upcoming CEO position. I wish you well, Susan. And Mike, good luck.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Thank you.

Jermaine Brown

Analyst, Credit Suisse Securities (USA) LLC

This question is for, I guess, you or – you, Susan or Mike. And this is on the Yankee Alliance partnership. So, what drove that decision to pursue that particular route as it relates to capturing membership spend? Are you seeing elevated demand? Or was this a unique situation or do you see similar partnership opportunities with other hospital members?

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Yeah, Mike, why don’t you take that?

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Sure. So, Yankee is a very unique relationship. So, they are what we call a group affiliate. So, they affiliate a number of healthcare systems and hospitals. Our technology is perfectly designed for entities like that. So, if you think about, as they’re trying to expand their spend, the Conductiv offering allows them to build out sort of customized portfolios to meet their member needs. And when I say portfolio, I mean a portfolio of both local, regional – or I should say local, regional and then leveraging our national agreements.

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Fiscal 2021 Second Quarter Conference Call Transcript

So, it actually helps Yankee help their members get after more of the spend. In terms of is this a potential offering for other entities like Yankee that have large affiliate networks, the answer to that is yes. It is an opportunity for them to help those organizations that have those affiliates create differentiated portfolios and create value for those healthcare systems and hospitals that are attached to those affiliates or group affiliates.

Jermaine Brown

Analyst, Credit Suisse Securities (USA) LLC

Got it. And then, quickly on your JV programs to invest in domestic manufacturing. Over the long-term, how should we think about the balance between ensuring domestic or near-shore supply and optimizing costs?

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Yeah. So, we kind of look at it – I look at it or we look at it sort of like a third, a third, a third. So, it’s obviously very, very dependent on the category and it’s obviously very dependent on how much automation can occur at the point of manufacturing. But what we’d like to see is a lot more resiliency in the supply chain. And so, one of the things we learned from the pandemic is we didn’t have – obviously, enough domestic capability for the critical PPE. So, our focus really is to sort of think about how do we build out more domestic PPE, especially where it lends itself well to highly automated manufacturing. We’re obviously in conversations now, also building out capabilities that are near shore.

And then, finally, we are looking at creating more resilient strategies in Southeast Asia where we are reducing our dependence on just one country per production. So, looking to produce in multiple countries in Southeast Asia. But that’s sort of the way we look at it as having – we’ve got to build out that domestic capability. We’ve got to evolve near-shore capability and then we’ve got to have much more resiliency and diversification of the manufacturing base in Southeast Asia.

Jermaine Brown

Analyst, Credit Suisse Securities (USA) LLC

Perfect. Thank you. Congrats again.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you. Thank you very much.

Operator

Your next question comes from Donald Hooker with KeyBanc.

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Fiscal 2021 Second Quarter Conference Call Transcript

Donald Hooker

Analyst, KeyBanc Capital Markets, Inc.

Great. Good morning. And I echo I guess the broad congrats to Susan DeVore from the investment community. We’ve all appreciated you, and I’m sure your members do as well.

I wanted to follow-up on the last question on the Yankee Alliance. I’m interested in that purchased services GPO concept. Is that $800 million – I’m just trying to think about extrapolating that broadly. Is that $800 million specifically potential new GPO spend that you’re going to capture? Is that going to be services revenue? I’m trying to think of how that manifests on the P&L whether it’s through a high-margin GPO revenue line or it’s sort of maybe a services line. And then thinking about how to walk that out through the broader membership.

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Yeah. So, Don, this is Craig. I’ll start and then Mike can add any color. So, the $800 million we’ve talked about with the Yankee is the aggregate purchased services spend across their entire membership of organizations. The majority of the revenue would be through the GPO as we continue to expand that and develop that portfolio. And so, it would be GPO fees. They’re using the services and the technology to help get after that. So, there are service fees associated with the relationship, but longer term, it would be primarily GPO fees would be the incremental revenue that we would see from that. That is the entire book of their spend. So, similar to how we’ve talked about publicly, our entire membership having sort of a $80 billion capturable spend of purchased services, that’s the Yankee component of that. So, I think it’s a longer-term objective to grow that over time as we expand the portfolio through the customized approaches that Mike described.

Donald Hooker

Analyst, KeyBanc Capital Markets, Inc.

Okay. That’s helpful perspective. And then, on the products revenue, Craig, I guess for you. You gave some guidance there that revenue line swinging all over the place, of course, with the PPE demands from your members. What – you were asked this last quarter, but I guess I’ll ask it again because every quarter this is changing. What is kind of like – how does this settle out as we go out? What is kind of the right level? You said, by the June quarter, it will be below the December quarter levels, but that’s still a little bit vague. I just don’t want to get over my skis here kind of projecting out revenues. Like, what is the right baseline when things settle out post-COVID?

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Yeah. It’s a really good question, Don. And we’re still trying to work through some of that as well. I think if you think about the business prior to the pandemic starting in the fourth quarter of last year, the business was running at sort of a $60 million a quarter level. And we would have expected that that would have continued to grow at a high single to low double-digit growth had we not had the pandemic.

We’ve now been facing through the pandemic, A, elevated use of supplies which has created part of the increase in revenues that you’ve seen; and then, B, incremental purchases above and beyond that as people have been increasing their stockpiles and their on-hand inventory, so that they’re not cut short of these critical PPE needs.

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Fiscal 2021 Second Quarter Conference Call Transcript

And so, that’s been happening all this year. At this point, we believe many of our healthcare providers are getting their stockpiles where they need it to be, and so that will continue to build through the third quarter to a lesser extent, which is why we continue to see the incremental upside I’ve talked about in the third quarter.

And then, our current visibility would tell us that as the vaccinations start to take hold, et cetera, we’ll see that start to come back down. I think there’s going to be a little bit of a tail until it gets back down to kind of pre-COVID levels. But ultimately, I would expect, and of course, we’ll look for innovative ways to continue to grow the business overall. But in a kind of normalized unaffected COVID environment, it would have been at the levels I’ve talked about we saw prior to the pandemic with regular ongoing growth.

Donald Hooker

Analyst, KeyBanc Capital Markets, Inc.

Got you. And real quick, the drop-through margin on that wouldn’t be any – I think I asked this last quarter, but as you’re getting more perspective, the drop-through margin on that product revenue line as it recedes to a more normal level, we’re not seeing any change there like kind of mid-single digit EBITDA margin?

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

No.

Donald Hooker

Analyst, KeyBanc Capital Markets, Inc.

Okay.

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

That’s correct.

Donald Hooker

Analyst, KeyBanc Capital Markets, Inc.

Thank you.

Operator

Your next question comes from Kevin Caliendo with UBS.

Adam Noble

Analyst, UBS Securities LLC

Great. Thanks for the question. This is Adam Noble in for Kevin. And definitely like to echo what everyone else said about working with you, Susan. I will definitely miss that engagement and definitely looking forward to continuing to work with you, Mike, in the future.

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Fiscal 2021 Second Quarter Conference Call Transcript

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

Adam Noble

Analyst, UBS Securities LLC

Yeah. I want to ask a little bit about your comments around some of the non-healthcare GPO admin fee revenue being lower this year. And as we think about the Biden administration’s focus on reopening schools, allocating money, potential stimulus along those lines, do you think that there is some possibility you could see some of those institutions opening maybe a little bit faster than your expectations? And how should we think about assuming that most schools and other non-healthcare entities are able to open as we kind of cycle into the summer and fall, how should we think about the comp for net admin fees in that segment for FY 2022?

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Yeah, sure. This is Craig. So, I’ll start, and Susan and Mike could add any color. Relative to our guidance expectations, we have not factored in a faster recovery in that non-healthcare business through the balance of our fiscal year ended June 30. There are some slow reopenings and some schools and universities and things on-site, but the level and the volume of activity of those is not returning even with students on campus, in some cases, to the levels that it was pre-pandemic. So, we think that will be sort of a slower adoption.

We’re optimistic that as we get to the fall, the herd immunity we’ll be getting. I mean you see everything in the press in terms of the plan at least for the rollout of vaccinations and what we’ll get. In terms of sort of comps and as we think about moving forward, we’ve talked about this on prior calls that this non-healthcare business represents about 5% of our GPO. So, that has been pretty significantly impacted this fiscal year, recovering a bit, but down over 50%. And so ultimately, we’ll see that hopefully come back in fiscal 2022. And clearly, we’ll talk more about that as we plan to provide 2022 guidance in the summer months.

Adam Noble

Analyst, UBS Securities LLC

That’s definitely super helpful. One question – another question I just wanted to go back to the life sciences business. And there’s been a lot of other companies that have been making moves in this space either organically or via M&A. And just curious if you can kind of give an updated thought on what’s the TAM for you guys for that business and have you seen any shift in the competitive dynamics or who you’re kind of competing against for that business?

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Craig, let me just take the broader question and then you can follow up on the sort of future numbers. But as you think about sort of our differentiation in that market and this obviously is what gives us confidence. One, we have an incredible amount of data that these both pharma and med device organizations are interested in leveraging. And so, I think, one, it’s just that the data that I think differentiates us is number one. Number two, as they’ve been going through their real-world evidence, oftentimes these studies require us to pool together healthcare systems and hospitals that they want to do some research around in those areas. And so, we just – we have that ability to connect those dots and pool those healthcare providers together in these specific areas or specific markets where they have an interest in doing some of the real-world evidence sort of trials.

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Fiscal 2021 Second Quarter Conference Call Transcript

And then, further, as we continue to evolve our clinical decision support capability again at the point of care, we do believe we’ll have pretty significant differentiation as you think about our ability to read the unstructured data natural language technology kind of stuff, reading those patient – those physician notes, and identifying through that. And again, lab values and lab scores and those kinds of things, patients that will be – we think – or the data would suggest would be good for trial. So, we think that that’s sort of the differentiated capability. And Craig, I’ll let you answer the question about growth.

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Yeah. I think that the TAM in the life sciences sector is enormous. We don’t look to be a massive participant in that, but there’s a huge opportunity for us to continue to grow the business in that space with the unique capabilities that we provide that Mike described.

And I think as you heard Mike articulate in his prepared remarks, we’re seeing good bookings growth in the mid- teens for this fiscal year. And I think our expectation moving forward is that the life sciences space will continue to be one of the higher-growth parts of our Performance Services business, getting us to the longer-term mid to high single-digit growth for the overall segment that we’ve described.

Adam Noble

Analyst, UBS Securities LLC

Great. Thanks for the questions.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

Operator

Your next question comes from Ryan Daniels with William Blair.

Jared Haase

Analyst, William Blair & Co. LLC

Yeah. Good morning. This is Jared in for Ryan. And I’ll echo the congratulations to Susan and Mike both on the update here. Susan, maybe this is for you. And a lot of the questions have been asked and answered here, so I’ll just stick to one. But I’m kind of curious, I think in your prepared remarks, Susan, you mentioned seeing more of a sort of status quo in healthcare in terms of the political or policy environments. I’m curious to the extent that that stability is beneficial for health systems and some of your key end markets. Is that something that you feel could potentially drive upside to the longer-term growth targets over, say, the next three to five years or so?

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Fiscal 2021 Second Quarter Conference Call Transcript

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

We are optimistic about where the Biden administration will go as it relates to value-based care, the new payment models. And we do think that they’ll be able to do a fair amount of incremental stuff through the regulatory environment. It’ll be just the legislative environment that is tougher. And so, from our perspective, the focus on making the supply chain more resilient, and I think they recognize the role we’ve played in the pandemic and they have future plans that I think will be helpful to Premier.

I also think the whole area of technology infrastructure, the pandemic has actually highlighted a fair amount of weakness in real-time information and the ability to integrate and share information, we think that’s an opportunity for Premier. So, we actually see opportunities on both the Supply Chain side of the business and the Performance Services side of the business. We think the innovation center will get reactivated and there will be more experimentation with value-based care models. And so, we’re already interacting with the administration, putting our recommendations forward relative to optimizing the vaccine process and the advancement of alternative payment models. So, we do see it as good for Premier.

Jared Haase

Analyst, William Blair & Co. LLC

Got it. Yeah. Thanks for that color and I’ll leave it there. And congrats again.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Thank you so much.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

Operator

Your next question comes from John Ransom with Raymond James.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

Hey. Good morning. Congrats, everybody. My question is if I look at your longer-term outlook, there is no apparent difference between EBIT growth and EPS growth. And normally what we would see, for example, is a company micro EBIT, say, 6% but EPS 10% to 12% as they leveraged down the income statement either share buybacks or tuck-in acquisitions or something. So, just to be clear, is the guidance contemplated no deployment of capital at all and no ever leverage between the EBIT line and the EPS line? And if so, why is that?

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Fiscal 2021 Second Quarter Conference Call Transcript

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Sure. This is Craig, John. Thanks for the question. So, the longer-term targets that we’ve talked about are primarily for our organic business, do not include significant capital deployment. And so, to your point, there is the opportunity for incremental benefit to the EPS line if we were to put either share repurchase in or have incremental M&A that would drive growth above that. We’re really focused on returning our organic business to the historical mid to high single-digit levels of performance that we had the first four, five, six years after going public.

And so, we just don’t want to be speculative about what that potential capital deployment might be in the future, but we have a lot of flexibility and opportunity to do just that. And so, our hope would obviously be to overperform those expectations in the long term.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

And just secondly, I mean, I think it’s fair to say that – and partly, it was the surprise of the election, but some of the prior capital deployment probably didn’t give you the returns that you were looking for, particularly in Performance Services. So, with that in mind, let’s say that hypothetically you’ve got a chance to pay up for an exciting business that has a lot of growth that you’re paying some multiple of revenue versus buying your own stock back at 12 times earnings. How do you kind of filter capital allocations through that sort of lens?

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Sure. I’ll start. And then, Susan or Mike could add any additional perspective. But we have been consistent and will continue to be in terms of our approach to capital allocation with our primary focus being growth and both organic and inorganic opportunities to deploy capital to add additional capabilities to drive value to members and long-term shareholder value.

Yes, there are things we’ve deployed in the past that through policy changes, et cetera, have had some implications. But longer term, we still feel very good about the strategic assets that we’ve acquired over time. And then, we’ll balance that with shareholder return. We obviously have the dividend in place at this point and would intend, as you would expect, to have that be permanent and continued. And then, we’ll have the flexibility to do share repurchase over time if we ultimately determine that that’s the best use of capital at that point in time.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

And just lastly, and maybe this is the last one I’ll ever ask from Susan, which kind of makes me sad. Yeah, I’m fascinated in theory by Contigo. And certainly, there is a cartel of four big GPOs and there’s the consultant cartel. And then, I picture you trying to go into self-insured employers and break through all of that and try to talk them into doing something completely different with the performance network and bypassing all that. Is this a five-year, you think, kind of sales cycle? Is this something we should have very modest expectations of? Or do you think there’s the frustration of a 6% forever trend in healthcare costs? Do you think that that could be a step function at some point and what would it take for that to happen?

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Fiscal 2021 Second Quarter Conference Call Transcript

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Yeah. I think our perspective here – and Mike certainly can add in his perspective. For both Contigo and life sciences, we’re looking for those sweet spots where providers and employers, life sciences companies have challenges that they share. So, this concept of cost of healthcare and delivery of healthcare, a challenge for self- insured employer. We’ve got a big provider network. We’ve got a ton of data. We’re growing that business significantly. But it’s early innings. And so, I think it’s going to take time to actually penetrate that market as much as we want to penetrate that market. So, we are early innings, and I think we’re early innings in life sciences too.

But the whole concept of automating prior authorization, which is a pain point for employers and payers and providers, finding a sweet spot that Mike talked about with clinical trials where through our technology, you can actually identify patients for clinical trials through this huge provider network we have. So, that’s how we think about it. They’re small businesses today. They’re growing double digit or in some cases triple digit. And it will take us a few years to get to what we think is the scalable size that we’re trying to get to.

I don’t know Mike if you want to add anything to that.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Yeah. Susan, I agree with everything you said. So, the way I describe Contigo really is we have been building out the chassis. We’re building out the Centers of Excellence and this high-value network. We are, as Susan said, very early on. But I will tell you, as you build those capabilities out and as you have that chassis, then you’re able to create programs and services off of that.

I mean, and so the whole focus is we want to really build out this really strong high-value network of fantastic providers based upon their ability to deliver high-quality care. And then, on top of that we will layer on programs that we will offer to the employer market. So, we’re really excited. And obviously, we think once you have the chassis, you have pretty significant upside once you have that fabric in place.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

Thank you.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

Operator

Your next question comes from Iris Long with Berenberg Capital Markets.

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Fiscal 2021 Second Quarter Conference Call Transcript

Iris Long

Analyst, Berenberg Capital Markets LLC

Hi. Good morning. First of all, Susan, congrats on your retirement. And Mike, congrats on your new role.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

Iris Long

Analyst, Berenberg Capital Markets LLC

Just my first question is on the GPO business. I think you mentioned that you see the possibility to capture, like, $80 billion from the purchased services. I’m just wondering if you can talk about Conductiv a little bit, what technology analytics capability does that have right now and what needs to happen for you to capture that $80 billion? In terms of on the investment front, do you need to make more investment to security purchases from customers and then increase the purchase quality?

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Susan, I’ll take a first pass at that. So, Conductiv really has obviously helped us building out analytics capabilities to get after initially purchased services. And then, right behind that, we want to build out – or we are building out a group purchasing function of purchased services contracts and those kinds of things. I think our strategy as it relates to e-invoicing and e-payables, if you think about e-invoicing, our focus really is to build out technology that looks at all the invoices. And part of that will be purchased services that we’ll be invoicing.

And so, we believe that the combination of both Conductiv and that e-invoicing capability, we’re going to have access and visibility to all of that spend. And once we have that access, we can help our healthcare systems drive down costs there with providing them benchmarks in terms of how to really value those services that they’re buying as well as creating contracts both at a local and a regional level, again, to help them manage that spend.

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Yeah. And Mike, this is Craig. The only thing I would add to that, Iris, is that in the purchased services arena, and you heard Mike articulate that it’s a customized GPO that we’re building out to get after and that it’s through a combination of leveraging national agreements, regional agreements, and in some cases, local agreements because in the case of purchased services, there are many things that are not necessarily done nationally. And so, there will be efforts to work in geographic regions like we’re doing in the Northeast with Yankee. And that engagement to build out the portfolio as we do get access to that spend, variable to aggregate, and then identify those opportunities to put contracts in place. So, the $80 billion is the total addressable market across our membership for a purchased services spend, and that’s a long-term objective to capture as much of that as we can.

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Fiscal 2021 Second Quarter Conference Call Transcript

Iris Long

Analyst, Berenberg Capital Markets LLC

Okay. Great. That is helpful. And then, I have a follow-up. If we can kind of talk about your high compliance program, I’m wondering if you can give us an update on that in terms of how many customers or what percentage of your customers are enrolled in the high compliance programs and how has that changed over time? Just trying to understand how many customers do you typically add each quarter or each year.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Yeah. Let me just give you sort of the general framework. So, we have the two programs obviously, the ASCEND program and the SURPASS program, and the SURPASS program has north of $8 billion, and the ASCEND program has somewhere around $20 billion of spend. And those, obviously, had been growing up to the pandemic. And then, the pandemic happened and our buying had to shift a little bit given that it wasn’t just about building out more and more that committed program even though it has been growing through the pandemic. But instead, we’ve been shifting it, getting access to products through – doing group buys and those kinds of things, which, in effect, basically, is creating more committed programs, right? You’re coalescing membership spend to buy additional PPE to help them build out their inventory levels and their stockpiles and those kinds of things.

So, we’ve just switched a little bit while they’ve been growing. We’ve just been switched a little bit because of the pandemic to different kinds of committed programs, which is really all about doing these forward buys, getting access to those PPE and helping our healthcare systems drive higher levels of inventory and stockpiles.

Iris Long

Analyst, Berenberg Capital Markets LLC

Got it. That’s helpful. Thank you, guys.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

Operator

Your next question comes from Sean Wieland with Piper Sandler.

Jessica E. Tassan

Analyst, Piper Sandler & Co.

Hi. Thank you for taking the question. It’s Jess on for Sean. And I would echo everyone’s congratulations to

Susan on the retirement and to Mike on the new role.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

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Fiscal 2021 Second Quarter Conference Call Transcript

Jessica E. Tassan

Analyst, Piper Sandler & Co.

I think that our questions were just surrounding some of the more nascent service lines like clinical trial recruitment or Contigo Health. Can you just talk a little bit about some of the early and maybe clinical operational or cost improvements that you guys have been able to deliver or plan to deliver in some of the early deployments there?

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Mike, I think that’s for you.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thanks, Susan. Yeah, just in general I’ll just go back and I’ll keep it at sort of a higher level here. I think the engagement really – as I said earlier, it’s moving. And we’re still really focused on real-world evidence. And we’re having conversations with pharma about the utilization of products post drug approval and those kinds of things. And really, really important because they want to make sure that as they’re launching the therapies and those kinds of things that they’re getting as much clinical benefit as possible. And for us, and our healthcare systems we want to make sure that those new therapies are actually working with the right patient populations to ensure appropriate utilization.

So, I think that you’re going to see us continue to evolve that capability as I said earlier into patient identification. We think there’s a huge opportunity to leverage machine learning. And again, that natural language technology looking at the unstructured notes to identify patients for those trials. So, that we’re real interested in.

And then, Susan made some comments about Contigo and how we want to continue to evolve, again, some of this modernized technology like machine learning and AI as we’re building out prior authorization. So, if you think about Contigo and you’ve got employers that are looking to attach more directly with providers, there is going to be that opportunity for us to build out capabilities as it relates to authorization and prior authorization at the point of care. Again, we think our technology platform, our ML and AI are going to be able to differentiate Contigo at the point of care working with those large employers to say these are the care progressions, these are the care protocols that are driving the most amount of quality outcome benefit. And so, we’re really looking forward to embedding some of that technology into that Contigo offering.

Susan, I don’t know if you have anything else to add.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

No, you’ve got it.

Jessica E. Tassan

Analyst, Piper Sandler & Co.

If I could just ask one follow-up, to the extent that you can share just what’s the revenue model for kind of those, again, more nascent service lines and then maybe the expected ramp or duration of the contract.

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Fiscal 2021 Second Quarter Conference Call Transcript

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Yeah. Craig – I mean, so Contigo, I’ll give you a start. Craig, please jump in here. But Contigo, there’s services fees that we have in terms of helping members and others become part of the network and technology that will be needed as they’re thinking through again how they can participate in those networks. If you think about what we’ve been doing with Contigo, we bought the Health Design Plus capability which obviously is that third-party administration. So, you have the TPA fees that are part of the revenue as well in that model.

Craig, I don’t know if you have additional thoughts.

Craig S. McKasson

Senior Vice President, Chief Financial Officer & Chief Administrative Officer, Premier, Inc.

Yeah. No. Thanks, Mike. So, those are the models in terms of the ramp, we have talked about Contigo Health being a longer-term growth driver. It’s getting traction, as Mike described in his prepared remarks. But employee benefits tend to be more annual in terms of ramp-up over time. But yes, it’s a combination of kind of a PMPM model around TPA services and then services and the ability to use technology like our clinical decision support with members to drive standardization in that part of the business. And then, relative to life sciences, it tends to be a combination of, I’ll say, advisory service type engagements and then longer-term sort of annuity type data engagements over time. And I think we’ve talked earlier about the anticipation of that part of the business being one of the faster-growing aspects of our Performance Services business over time.

Jessica E. Tassan

Analyst, Piper Sandler & Co.

Thanks, again.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

Operator

Your next question comes from Stephanie Davis with SVB Leerink.

Stephanie Davis Demko

Analyst, SVB Leerink LLC

Hey, Susan. Congrats on a well-deserved retirement, echoing everyone else. And Mike, congratulations on the big shoes to fill.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Absolutely. Thank you.

PREMIER, INC.

Fiscal 2021 Second Quarter Conference Call Transcript

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Thank you.

Stephanie Davis Demko

Analyst, SVB Leerink LLC

Now, Mike, you mentioned some pretty big buzzwords in the prior questions about clinical trial enablement tools. So, I thought it might make sense to touch on a question of talent. How should we think about the available talent pool for folks well versed in these NLP skills and how much will you need to augment your workforce as you expand into this arena versus kind of leaning on more existing folks in your workforce?

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Yeah. It’s a great question. So, couple of thoughts. First of all, as you know, related to the Stanson acquisition, we were able to acquire some really nice – great talent in the machine learning, AI, natural language technology arena. So, obviously, that sort of became the kernel by which we’re growing. And then, Leigh Anderson has been continuing to build out channels to get access to that kind of capability. I won’t go into a lot of detail, but we think we’ve got the right vision and the right mission as an organization to attract talent that has that kind of capability to transform healthcare. So, if you think about what we’re doing in terms of real-world evidence and identifying patient trials and really helping patient populations, we think that we’ve got the right mission that will attract that kind of talent. And obviously, we’re out recruiting that kind of talent in the various schools as we speak.

Stephanie Davis Demko

Analyst, SVB Leerink LLC

And given that you feel like you have the talent pool relatively well set up, what then needs to still be done in order to build out some of your clinical trial tools? Is it blocking and tackling or is there anything else that kind of keeps you up at night?

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Yeah. First, I would – I don’t think I’d ever characterize this as saying we have enough of that talent. I think we’re going to constantly look to continue to grow that talent base. That’s number one. Number two, sort of as we think about it, it is about execution, right. So, it’s taking the talent and building out the use cases that make the most sense and that drive the most amount of value depending on what that use case looks like. So, we’re kind of thinking about – Leigh and I are thinking about how do you organize that capability a little bit differently within Premier to allow it to focus on a couple, three or four additional use cases to give those folks an opportunity to work in different areas as opposed to just constantly working in one. So, again, it is an area that we’re going to continue to focus on. And again, we think that we’ve got the right mission and values to attract that kind of talent. And we’re really excited about our prospects.

Stephanie Davis Demko

Analyst, SVB Leerink LLC

That’s super helpful. Thank you. And congrats, again.

PREMIER, INC.

Fiscal 2021 Second Quarter Conference Call Transcript

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Steph, thank you.

Operator

Your next question comes from Sandy Draper with Truist.

Sandy Draper

Analyst, Truist Securities, Inc.

Thanks very much. I’m pretty sure I cannot think of another interesting smart question. But I did want to say, I need to say congrats, Susan. It’s been great working with you. And also, congratulations, Mike, it will be fun working with you. So, that’s it for me. Thanks, guys.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Thank you, Sandy.

Michael J. Alkire

President & Incoming CEO, Premier, Inc.

Thank you, Sandy.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

It’s been great.

Operator

I’m showing no further questions at this time. I would like to turn the conference back to Susan DeVore.

Susan D. DeVore

Chief Executive Officer & Director, Premier, Inc.

Thank you, operator. I just like to thank you all again for joining our call this morning. I know that Mike is just as passionate as I am about Premier’s success. And the Premier board and I believe that the company is in extremely capable hands. And when I reflect on my time here, I’m just grateful for having had the opportunity to get to know all of you. And I wish all of you the very best of health and success. So, thanks so much for your support for many years. With that, we’ll end the call and plan to talk to you again in another quarter. Thanks so much. Bye-bye.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.